SIDLEY AUSTIN llp 787 SEVENTH AVENUE NEW YORK, NY 10019 (212) 839 5300 (212) 839 5599 FAX	BEIJING BRUSSELS CHICAGO DALLAS FRANKFURT GENEVA HONG KONG LONDON LOS ANGELES	NEW YORK PALO ALTO SAN FRANCISCO SHANGHAI SINGAPORE SYDNEY TOKYO WASHINGTON, D.C.

FOUNDED 1866

February 20, 2015

Daimler Trust Leasing LLC
Daimler Trust
36455 Corporate Drive
Farmington Hills, Michigan  48331

Re:           Registration Statement on Form S-3

Dear Sirs:

We have acted as special counsel to Daimler Trust Leasing LLC, a Delaware limited liability company (the “Company”) and Daimler Trust, a Delaware statutory trust, in connection with the preparation of the registration statement on Form S-3 (as amended to date, the “Registration Statement”) relating to the issuance and sale from time to time in one or more series (each, a “Series”) of asset-backed notes (the “Notes”).  The Registration Statement is being filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”).  As set forth in the Registration Statement, a separate trust (each, a “Trust”) will be created for the issuance of each Series of Notes pursuant to a separate trust agreement (each, a “Trust Agreement”) between the Company and an owner trustee (the “Owner Trustee”).  Each Trust will cause the related Series of Notes to be issued under and pursuant to the conditions of a separate indenture (each, an “Indenture” and, together with the Trust Agreement, the “Agreements”) between the Trust and an indenture trustee (the “Indenture Trustee”).  Each Trust, Owner Trustee and Indenture Trustee will be identified in the prospectus supplement for such Series of Notes.

Each Series of Notes will represent obligations of the related Trust.  Asset Backed Certificates (the “Certificates”) will be issued under each Trust Agreement and will evidence the beneficial interest in the related Trust.  The Certificates of a Series will be subordinated to the Notes of the same Series to the extent described in the related Agreements.

We have examined the prospectus and the form of prospectus supplement contained in the Registration Statement (the “Prospectus” and “Prospectus Supplement”, respectively) and such other documents, records and instruments as we have deemed necessary for the purposes of this opinion.

We have advised the Company with respect to certain federal income tax consequences of the proposed issuance of the Notes.  This advice is summarized under the heading “Material Federal Income Tax Consequences” in the Prospectus and the Prospectus Supplement, all a part of the Registration Statement.  Such description does not purport to discuss all possible federal

Sidley Austin (NY) LLP is a Delaware limited liability partnership doing business as Sidley Austin LLP and practicing in affiliation with other Sidley Austin partnerships.

income tax ramifications of the proposed issuance, but with respect to those federal income tax consequences that are discussed, in our opinion, the description is accurate in all material respects.  We hereby confirm and adopt the opinions expressly set forth under the above quoted headings in the Prospectus and the Prospectus Supplement as representing our opinion as to the material federal income tax consequences of the purchase, ownership and disposition of the Notes.

The opinion expressed herein is limited as described above, and we do not express an opinion with respect to any other federal or state law or the law of any other jurisdiction, except as expressly stated herein.  This letter is rendered as of the date hereof and we undertake no obligation to update this letter or advise you of any changes in the event there is any change in legal authorities, facts, assumptions or documents on which this letter is based (including the taking of any action by any party to the Agreements pursuant to any opinion of counsel or a waiver), or any inaccuracy in any of the representations, warranties or assumptions upon which we have relied in rendering this opinion unless we are specifically engaged to do so.

You should be aware that there is no assurance that the Internal Revenue Service would not challenge the conclusions set forth above.  Our opinion also assumes that a court considering the question would have all facts and legal issues properly presented to it.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the references to this firm as federal tax counsel to each issuing entity under the above quoted headings in the Prospectus and the Prospectus Supplements forming a part of the Registration Statement, without implying or admitting that we are “experts” within the meaning of the 1933 Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,

/s/ Sidley Austin LLP